EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Rick J. Tremblay
Chief Financial Officer
913.451.8050
	ricktremblay@goldbanc.com	www.goldbanc.com

FOR IMMEDIATE RELEASE

Gold Banc Reports $25.3 Million Net Earnings for the Second Quarter,
Completes Oklahoma Branch Sale, Establishes Gold Bank Foundation Fund,
Reduces Balance Sheet Leverage

Leawood, Kansas (July 13, 2005) – Gold Banc Corporation, Inc. (Nasdaq: GLDB), a $4.1 billion financial services company offering banking and asset management services, today announced earnings for the quarter ended June 30, 2005 of $25.3 million or $0.66 per share. This is an increase of $25.0 million over the second quarter 2004 earnings of $0.3 million or $0.01 per share. Year to date earnings were $33.4 million or $0.86 per share compared to $13.6 million or $0.35 per share in the prior year. This is an increase in earnings of 145.2% over the prior year that included a $20.6 million gain on branch sales as well as qui tam litigation settlement expenses of $14.0 million.

Positively impacting net earnings for the quarter was a $34.4 million gain ($22.1 net of tax) on the sale of five Oklahoma branches located in Oklahoma City, El Reno, Kingfisher, Hennessey, and Enid. This previously announced sale was completed June 17, 2005 pursuant to an agreement reached in January with Olney Bancshares of Texas, Inc. The combined loans and deposits of the five branches sold totaled approximately $347.9 million and $332.6 million, respectively. Additionally, the net value of premises and equipment sold was approximately $4.3 million. Gold Bank will continue to operate its three banking locations in Tulsa. As a result of the sale, Gold Banc adds significant new equity and positions its franchise with nearly 75% of deposits in counties with superior demographics to the United States as a whole. Also in conjunction with the branch sale, an allocation was made of a portion of the Company’s goodwill and allowance for loan losses associated with the Oklahoma branches.

“We are pleased with the continued robust loan growth for the quarter as well as our continued reduction in wholesale funding while increasing core deposits. We remain asset sensitive and improved our net interest margin for the quarter to 3.18% compared to 2.80% for the same quarter last year and 2.99% for the prior quarter. As planned, we increased our allowance for loan losses to 1.14% of loans compared to 1.03% at year-end and 1.01% last quarter end,” said Mick Aslin, Chief Executive Officer. “Non-performing loans have increased during the past two quarters as a result of three loans, in which we feel well secured and are optimistic will be paid off or returned to a performing status. Net charge-offs are down compared to the comparable quarter and six-month period last year. Economic growth continues to look good in our markets and we expect continued loan growth, although at a slightly slower pace than the first half of this year. We are disappointed in the continued high level of accounting and legal expenses and will be renewing our focus on reducing these areas of expense. We are also disappointed in our service charge income and will continue our focus on improving this area,” Aslin continued.

In conjunction with the sale, Gold Bank announced the formation of the Gold Bank Foundation Fund with the Greater Kansas City Community Foundation funded with a donation of $1.5 million during the quarter. This fund will provide a vehicle for future charitable contributions and contribute to tax savings as an alternative to charges to earnings.

Gold Banc also completed the sale of $101.3 million of investment securities during the second quarter with a net loss of $2.0 million. With the average costs of short-term borrowing approaching the yield on these bonds this strategy serves to de-leverage the balance sheet, reduce the Company’s reliance on Federal Home Loan Bank (“FHLB”) borrowings and improve margin. These available-for-sale securities were not required for pledging or other operating needs, and were sold in June at recent market highs.

Net Interest Income

For second quarter 2005, net interest income after provision for loan loss was $27.2 million, compared to $26.0 million for second quarter 2004 and $29.0 million for first quarter 2005. The increase over the prior year is attributed to a significant increase in interest earned on loans due to principal growth and increased rates offset by a decline on investment earnings due to declines in the principal balances from pay-downs, sales and maturities of securities. Borrowing costs also rose over last year due to rising interest rates. In addition, there was an increased provision for loan losses due to significant loan growth as well as changes in classifications of loans. Changes in net interest income from the first quarter of 2005 are primarily due to increased provision expense. The tax equivalent net interest margin for second quarter 2005 increased to 3.18% from 2.80% for second quarter 2004. Higher loan rates have continued to outpace deposit rate growth since the first quarter.

Non-Interest Income

Non-interest income totaled $38.7 million in second quarter 2005 compared to $13.4 million for second quarter 2004. The largest drivers of the change are gains on branch sales in 2005 and 2004 of $34.4 million and $3.6 million, respectively. As previously mentioned, a $1.9 million loss was realized on the sale of securities net of gains in the current quarter. Additionally, Gold Banc recognized a gain on the sale of its credit card portfolio of $1.2 million in second quarter 2004. Service fees are also down from a year ago due to restructuring of NSF and account analysis charges. This restructuring increased fees for analysis but negatively impacted fees overall. Non-interest income is down slightly from first quarter 2005 due to the items mentioned above as well as a decline in investment trading fees and commissions.

Non-Interest Expense

Non-interest expense for the quarter ended June 30, 2005 was $25.5 million, compared to $37.9 million for second quarter 2004, which contained $14.0 million of expenses associated with the settlement of qui tam litigation. Salaries and employee benefits were up slightly due to increases in health insurance costs offset by reductions in wages due to branch sales and reduced commissions from diminished trading activity. The current quarter showed an increase over the prior quarter ended March 31, 2005 with non-interest expense of $24.3 million due to increases in professional services costs including accounting and legal fees as well as the $1.5 million contribution to the Gold Bank Foundation Fund.

Balance Sheet

As of June 30, 2005, Gold Banc total assets were $4.095 billion including $2.908 billion total loans net of allowance, $781.1 million investment securities, and $2.913 billion total deposits. As of December 31, 2004, Gold Banc’s total assets were $4.330 billion, total investment securities were $916.0 million, total loans net of allowance (including loans held for sale) were $3.067 billion, and total deposits (including deposits held for sale) were $3.137 billion. Loans and deposits held for sale at December 31, 2004 were identified for the then-pending transaction to sell five Oklahoma branches.

Net loan growth continued with $122.8 million or 4.4% added in second quarter 2005, excluding the branch sales. Along with the $101.9 million added in first quarter 2005, net loans have grown 8.3% from $2.717 billion at December 31, 2004. Excluding branch sales, deposits grew $45.4 million or 1.6% during second quarter 2005 in addition to the growth of $81.3 million or 2.9% in the first quarter, despite a reduction in brokered certificates of deposit. Brokered certificates of deposit totaled $406.8 million as of June 30, 2005, a $129.8 million reduction from $536.6 million at the end of 2004. FHLB advances were $486.8 million at June 30, 2005, compared to $571.9 million at December 31, 2004, an $85.1 million reduction. This combined reduction of $214.9 million in brokered deposits and FHLB borrowings reflects Gold Banc’s commitment to move away from wholesale funding and to build core deposits.

The $381.8 million available-for-sale securities portfolio is comprised of $219.8 million in obligations of US government-sponsored entities, $112.1 million of mortgage-backed securities, $39.7 million of stock and other investments, $9.5 million in municipal securities, and $0.7 million in US Treasury securities. The average maturity is approximately 4.1 years, or 3.0 years excluding trust preferred securities. Held-to-maturity securities total $396.5, and are comprised of $252.1 million in obligations of US government-sponsored entities, $83.2 million of mortgage-backed securities, $44.5 million of trust-preferred securities, and $16.7 million of municipal securities. Held-to-maturity securities provide a degree of desirable insulation to our tangible equity level in a rising-interest-rate environment.

Credit Quality

Non-performing loans totaled $25.8 million or 0.88% of total loans at June 30, 2005, compared to $15.7 million or 0.51% of total loans on December 31, 2004. Other real estate owned remained steady, increasing $0.1million from December 31, 2004 to $3.8 million as of June 30, 2005. Non-performing assets as a percentage of total assets increased to 0.72% on June 30, 2005 compared to 0.45% on December 31, 2004 due to an increase in non-accrual loans. The provision for loan losses for the quarter was $4.0 million compared to $1.4 million in second quarter 2004. On a year to date basis, the provision for the loan losses in 2005 was $5.3 million compared to $4.3 million in 2004. The 2005 increase of $1.0 million is due primarily to specific reserves for individual credits as well as changes in classifications of loans to categories that merit greater allowances, reflecting our view of current economic trends and risk. The allowance for loan losses was $33.6 million on June 30, 2005 compared to $32.1 million on December 31, 2004.

Capital

The capital levels of Gold Banc continue to be well in excess of the well-capitalized levels established by regulatory agencies. At June 30, 2005, the company’s total capital ratio was 11.97%, its tier one ratio was 10.28% and, its leverage ratio was 8.16%. Capital ratios have grown from the previous year and the previous quarter due to the Oklahoma branch sale, offset somewhat by stock repurchases as discussed below. Book value per share was $7.20 and tangible book value was $6.31 on June 30, 2005, compared to $6.73 and $5.84 respectively on December 31, 2004. Gold’s tangible equity to asset ratio at the end of second quarter 2005 was 6.80%, increased from 6.24% at December 31, 2004. This ratio has improved since first quarter due to the completion of Gold’s sale of five Oklahoma branches.

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Share Repurchase

On April 18, 2005, the board of directors authorized an additional expenditure of up to $20.0 million for the repurchase of its outstanding common stock from time to time during the next twelve months in open market purchases and private transactions subject to market conditions, and as permitted by securities laws and other legal requirements. This authorization is in addition to the expenditure of up to $12.0 million authorized on October 21, 2004. During the quarter, 960,225 shares of stock were repurchased at a total cost of $13.3 million (average cost per share of $13.87). This is in addition to the 766,114 shares of stock repurchased in first quarter 2005. On a year to date basis, 1,726,339 shares have been repurchased at a total cost of $24.3 million (average cost per share of $14.08).

Dividend

The Gold Banc board of directors also declared a cash dividend of $0.05 per common share on July 13, 2005. The dividend will be payable August 16, 2005 to shareholders of record as of August 9, 2005. Gold Banc has 38,682,766 shares outstanding as of June 30, 2005. This marks the second quarter of increased dividends paid, which have been $0.03 per common share since first quarter 2003 until the dividend declared on April 18, 2005.

Conference Call

A conference call has been scheduled for July 14, 2005 at 7:30 a.m. (CDT) to discuss earnings and results of operations for the second quarter, and strategic direction and goals. A transcript of the call will be available on www.goldbanc.com on July 15, 2005.

To call in, please call:

(303) 262-2052
Toll Free: (800) 240-2430

The operator will ask which category each participant belongs in as follows:

1) Gold Banc Shareholders
2) Financial Analyst/Investment Managers
3) Associates
4) Media

About Gold Banc

Gold Banc is a $4.1 billion financial holding company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides banking, and asset management services in Florida, Kansas, Missouri and Oklahoma through 33 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

Cautionary Statements Regarding Forward-Looking Information

The Company does not intend to update the above information. The above information included herein contains certain “forward-looking statements” with respect to the financial condition, results of operations, plans objectives, future financial performance and business of our company and its subsidiaries, including, without limitation:

•	statements that are not historical in nature;

•	statements preceded by, followed by or that include the words “believes,” “expects,” “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “intends” or similar expressions; and

•	statements regarding the timing of the closing of the branch sales.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	inability to obtain waivers of defaults under our credit facilities or find alternative financing;

•	transition and strategies of new management;

•	changes in interest margins on loans;

•	changes in allowance for loan losses;

•	changes in the interest rate environment;

•	competitive pressures among financial services companies may increase significantly;

•	general economic conditions, either nationally or in our markets, may be less favorable than expected;

•	legislative or regulatory changes may adversely affect the business in which our Company and its subsidiaries are engaged;

•	technological changes may be more difficult or expensive than anticipated;

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•	hedging activities may be less effective than anticipated; and

•	changes may occur in the securities markets.

We have described under the caption “Factors That May Affect Future Results of Operation, Financial Condition or Business” in Exhibit 99.1 to the Company’s Annual Report on Form 10-K/A for 2004 additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified under that caption could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement which speaks only as of the date it was made.

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GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2005	December 31, 2004
Assets

Cash and due from banks	$68,503	$65,011
Federal funds sold and interest-bearing deposits	99,446	43,286

Total cash and cash equivalents	167,949	108,297

Investment securities:
Available-for-sale, at fair value	381,757	498,763
Held-to-maturity (fair value of $391,191 and $411,232 as of
June 30, 2005 and December 31, 2004, respectively)	396,541	411,802
Trading, at fair value	2,845	5,456

Total investment securities	781,143	916,021

Loans	2,941,417	2,716,700
Allowance for loan losses	(33,552)	(32,108)

	2,907,865	2,684,592

Mortgage loans held-for-sale, net	8,068	5,724
Premises and equipment, net	53,462	51,613
Goodwill	29,252	30,484
Other intangible assets, net	4,960	5,336
Accrued interest and other assets	57,036	57,807
Cash surrender value of bank-owned life insurance, net of surrender charges	84,857	82,992
Assets held for sale	—	387,510

Total assets	$4,094,592	$4,330,376

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GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2005	December 31, 2004
Liabilities and Stockholders' Equity

Liabilities:
Deposits	$2,913,417	$2,786,774
Securities sold under agreements to repurchase	131,450	112,205
Federal funds purchased and other short-term borrowings	15,960	2,463
Subordinated debt	116,599	116,599
Long-term borrowings	593,667	661,534
Accrued interest and other liabilities	45,171	30,231
Liabilities held for sale	—	350,186

Total liabilities	3,816,264	4,059,992

Stockholders' equity:
Preferred stock, no par value; 50,000,000 shares authorized, no shares issued	—	—
Common stock, $1.00 par value; 50,000,000 shares authorized
45,233,680 and 45,011,227 shares issued at June 30, 2005 and December 31, 2004
	45,234	45,011
Additional paid-in capital	132,935	129,381
Retained earnings	176,557	146,360
Accumulated other comprehensive loss, net	(5,910)	(6,007)
Unearned compensation	(11,888)	(10,072)

	336,928	304,673
Less treasury stock, 6,550,914 shares and 4,824,575 shares at June 30, 2005 and
December 31, 2004	(58,600)	(34,289)

Total stockholders' equity	278,328	270,384

Total liabilities and stockholders' equity	$4,094,592	$4,330,376

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GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
For the Three Months ended
(In thousands, except per share data)
(unaudited)

	June 30, 2005	June 30, 2004
Interest Income:
Loans, including fees	$51,406	$38,631
Investment securities	7,478	9,758
Other	746	463

Total interest income	59,630	48,852

Interest Expense:
Deposits	19,206	14,208
Borrowings and other	9,151	7,166

Total interest expense	28,357	21,374

Net interest income	31,273	27,478

Provision for loan losses	4,033	1,447

Net interest income after provision for loan losses	27,240	26,031

Other income:
Service fees	3,205	4,543
Investment trading fees and commissions	251	726
Net gains on sale of mortgage loans	379	419
Net gains (losses) on sale of securites	(1,883)	36
Gain on sale of branch facilities	34,420	3,621
Bank-owned life insurance	943	928
Trust fees	1,224	1,103
Gain on sale of credit card portfolio	—	1,156
Other	162	846

Total other income	38,701	13,378

Other expense:
Salaries and employee benefits	12,968	12,640
Data processing	1,676	1,916
Net occupancy expense	1,774	1,733
Depreciation expense	1,861	1,610
Professional services	1,683	1,833
Expense for the settlement of qui tam litigation, net	—	14,000
Other	5,575	4,151

Total other expense	25,537	37,883

Earnings from continuing operations before income taxes	40,404	1,526

Income tax expense	15,139	1,217

Net earnings	$25,265	$309

Net earnings per share — basic	$0.67	$0.01

Net earnings per share — diluted	$0.66	$0.01

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GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
For the Six Months ended
(In thousands, except per share data)
(unaudited)

	June 30, 2005	June 30, 2004
Interest Income:
Loans, including fees	$99,725	$79,226
Investment securities	15,384	19,090
Other	1,532	1,052

Total interest income	116,641	99,368

Interest Expense:
Deposits	36,938	28,731
Borrowings and other	18,130	14,619

Total interest expense	55,068	43,350

Net interest income	61,573	56,018

Provision for loan losses	5,285	4,311

Net interest income after provision for loan losses	56,288	51,707

Other income:
Service fees	6,417	8,448
Investment trading fees and commissions	1,045	1,636
Net gains on sale of mortgage loans	587	806
Net gains (losses) on sale of securites	(2,064)	137
Gain on sale of branch facilities	34,420	20,574
Gain on credit card portfolio	—	1,156
Bank-owned life insurance	1,877	1,958
Trust fees	2,506	2,242
Other	351	1,168

Total other income	45,139	38,125

Other expense:
Salaries and employee benefits	25,876	26,592
Data processing	3,564	4,015
Net occupancy expense	3,503	3,495
Depreciation expense	3,632	3,177
Professional services	2,889	3,811
Expense for the settlement of qui tam litigation, net	—	14,000
Other	10,397	11,621

Total other expense	49,861	66,711

Earnings from continuing operations before income taxes	51,566	23,121

Income tax expense	18,178	8,955

Net earnings from continuing operations	33,388	14,166
Net loss from discontinued operations, net of tax	—	(551)

Net earnings	$33,388	$13,615

Net earnings from continuing operations per share — basic	$0.87	$0.36
Net loss from discontinued operations per share — basic	$—	$(0.01)

Net earnings per share — basic	$0.87	$0.35

Net earnings from continuing operations per share — diluted	$0.86	$0.36
Net loss from discontinued operations per share — diluted	$—	$(0.01)

Net earnings per share — diluted	$0.86	$0.35

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GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
Key Ratios
June 30, 2005 and Dec. 31, 2004
(In thousands, except per share data and percentages)

	Jun. 30, 2005	Dec. 31, 2004
Balance Sheet Ratios:

Total shares outstanding	38,683	40,187
Book value per share	$7.20	$6.73
Tangible book value per share	$6.31	$5.84

Leverage ratio	8.16%	7.75%
Tier 1 risk-based capital ratio	10.28%	9.32%
Total risk-based capital ratio	11.97%	11.08%

Non-performing loans (NPL)	$25,846	$15,693
NPL / Loans	0.88%	0.51%
Allowance / NPL	129.81%	204.60%
Allowance / Loans	1.14%	1.03%

Non-performing assets (NPA)	$29,648	$19,567
NPA / Assets	0.72%	0.45%

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GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
Key Ratios – Three Months ended
(In thousands, except per share data and percentages)

	Jun. 30, 2005	Jun. 30, 2004
Income Statement Ratios:
Weighted Average shares outstanding	38,434	39,190

Net income per share — basic	$0.67	$0.01
Net income per share — diluted	$0.66	$0.01
Net income per share — continuing operations — basic	$0.67	$0.01
Net income per share — continuing operations — diluted	$0.66	$0.01

Return on average assets (annualized)	2.33%	0.03%
Return on average equity (annualized)	38.55%	0.46%

Net interest margin (tax equivalent)	3.18%	2.80%
Net interest margin	3.18%	2.76%
Non-interest income / Net interest income	123.75%	45.24%
Efficiency ratio	71.95%	71.31%
Net loans charged off	$468	$1,580
Net charge offs to loans (annualized)	0.06%	0.22%
Average loans (in thousands, including loans held for sale)	$3,177,972	$2,873,009
Average assets (in thousands)	$4,346,981	$4,284,790

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GOLD BANC CORPORATION, INC. AND SUBSIDIARIES
Key Ratios – Six Months ended
(In thousands, except per share data and percentages)

	Jun. 30, 2005	Jun. 30, 2004
Income Statement Ratios:
Weighted Average shares outstanding	38,814	39,022

Net income per share — basic	$0.87	$0.35
Net income per share — diluted	$0.86	$0.35
Net income per share — continuing operations — basic	$0.87	$0.36
Net income per share — continuing operations — diluted	$0.86	$0.36
Net loss per share — discontinued operations — basic	$—	$(0.01)
Net loss per share — discontinued operations — diluted	$—	$(0.01)

Return on average assets (annualized)	1.54%	0.64%
Return on average equity (annualized)	25.32%	10.28%

Net interest margin (tax equivalent)	3.08%	2.87%
Net interest margin	3.08%	2.82%
Non-interest income / Net interest income	73.31%	63.90%
Efficiency ratio	68.92%	76.88%
Net loans charged off	$1,555	$2,336
Net charge offs to loans (annualized)	0.11%	0.16%
Average loans (in thousands, including loans held for sale)	$3,164,340	$2,903,238
Average assets (in thousands)	$4,370,881	$4,271,415

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